FieldPoint Petroleum and Partner Cimarex Complete Second Producing Well in Lea County, New Mexico

Discussions to Drill Third Well

Austin, TX (PRNewswire) Sept 10 2012 FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today that the Company and its drilling partner Cimarex Energy Co., www.cimarex.com, have completed the East Lusk Federal 15 well #2 in the Bone Spring Formation.

FieldPoint’s President and CEO, Ray Reaves stated, “Today the first 24 hour period of oil production began to hit the tanks at a rate of 462 barrels of oil per day and 435 mcf of natural gas sales per day.  These early results are slightly better than those from our well #1 on this lease, which was completed in December 2011.  Without certainty, the Company has reason to believe that the oil production could increase and with a gas sales line connected we will continue to sell all gas produced.”

As previously disclosed, the current agreement with Cimarex Energy calls for the drilling of two wells on this property.  Dependent upon further results from this second well, we believe that we will likely drill a third well within section 15.  Based on these early results, the Company anticipates that it possibly could also participate in drilling wells in section 14.

Mr. Reaves concluded with, “Our shareholders are aware that this is our first participation in a horizontal drilling project.  At this point, I would have to say that we are very glad that we did, and that we partnered with Cimarex.  As in the past, we will attempt to keep our shareholders up to date as progress is made with this very important drilling program.”

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two wells.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).